UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 18, 2009

INTERNATIONAL MONETARY SYSTEMS, LTD.
(Exact Name of Registrant as Specified in Charter)

WISCONSIN	000-30853	39-1924096
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16901 West Glendale Drive New Berlin, Wisconsin	53151
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-780-3640

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

International Monetary Systems, Ltd.

ITEM 8.01  OTHER ITEMS

In a press release dated June 18, 2009, filed herewith as exhibit 99.1 and incorporated by reference herein, International Monetary Systems, LTD. (the “Company”) announced that on June 17, 2009, the Company‘s Board of Directors (the “Board”) established a one-for-six reverse stock split for all issued and outstanding shares, to be effective on July 17, 2009 (the “effective date”).

On the effective date, all issued and outstanding shares shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be reduced from 61,625,436 prior to the one-for-six reverse stock split to 10,270,906 following the one-for-six reverse stock split. No fractional shares shall be issued. In lieu of issuing fractional shares, the Company will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its Common Stock. The number of authorized shares of common stock of the Company was reduced by the same one-for-six ratio as the issued and outstanding shares of common stock.  This reverse stock split did not adversely affect the rights or preferences of the holders of the outstanding shares of common stock and will not result in the percentage of authorized shares of common stock that remains unissued after the reverse stock split to exceed the percentage of authorized shares of common stock that were unissued before the reverse split.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired: Not applicable

  (b)                 Exhibits: Press Release dated June 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

International Monetary Systems, Ltd.
(Registrant)

Date: June 18, 2009	By: /s/Danny W Weibling Name: Danny W Weibling Title: Treasurer and Chief Financial Officer